Exhibit 10.1
ADMINISTRATIVE
SERVICES AGREEMENT
BETWEEN
TRINITY LIFE INSURANCE COMPANY
AND
INVESTORS HERITAGE LIFE INSURANCE COMPANY

EXHIBITS
A Service Pricing Agreement
B Reports Covered By this Agreement
C Authorized Officers of the Administrator

ADMINISTRATIVE
SERVICES AGREEMENT
between
TRINITY LIFE INSURANCE COMPANY
and
INVESTORS HERITAGE LIFE INSURANCE COMPANY
1. Parties
     1.1 The parties to this Agreement are Trinity Life Insurance Company (hereinafter referred to as “TLIC”), a corporation, whose principal place of business is at 7633 E. 63rd Place, Suite 230, Tulsa, Oklahoma 74133, and Investors Heritage Life Insurance Company (hereinafter referred to as “Administrator”), a Kentucky corporation, whose principal place of business is at 200 Capitol Avenue, Frankfort, Kentucky 40601.
     1.2 The registered agent and address for service of process for TLIC is Greg Zahn, 7633 E. 63rd Place, Suite 230, Tulsa, Oklahoma 74133 and for Administrator is Robert M. Hardy, Jr., 200 Capitol Avenue, Frankfort, Kentucky 40601.
2. Purpose
     The parties desire to enter into an Agreement to provide for the performance by Administrator of certain administrative services for TLIC in connection with certain life insurance products.
3. Products
     3.1 All of the life insurance products developed, filed, approved and sold by TLIC shall be covered by this Agreement (the “TLIC products”). New Business Fees listed in Exhibit A, “Service Agreement Pricing” will be negotiated for any new non- underwritten or limited underwritten products prior to being sold.
4. Administrative Services and Pricing Agreement
     4.1 Administrator will perform administrative services for TLIC as set forth in paragraph 4.2 and as priced in accordance with the Service Agreement Pricing attached as Exhibit A, with respect to the policies and certificates issued for the TLIC products (“Administrative Services”). Exhibit B may be amended from time to time upon written notice by the Administrator. All Administrative Services will be performed in a manner reasonably acceptable to and approved by both parties.

4.2	The Administrative Services shall include the following items:

a.	Underwrite all applications for life insurance;

b.	Provide actuarial services for all life insurance;

c.	Issue all policies;

d.	Assist TLIC in the development of TLIC’s life insurance and related products

e.	Maintain the policy and administrative forms and records for all insurance products covered by this Agreement. Administrator shall be responsible for maintaining necessary materials and supplies in sufficient quantities necessary to perform its duties hereunder. Expenses for these materials are identified as “pass-through fees” and listed on Exhibit A. No changes to printed material shall be made without the mutual consent of the parties.

f.	Provide billing, collection, receipt, and accounting of premiums, including any return premiums;

g.	Furnish TLIC the information necessary for TLIC’s 1099 reporting requirements;

h.	Investigate, adjudicate, settle, and pay all claims;

i.	Prepare a monthly settlement report and other reports listed on Exhibit B;

j.	Provide maintenance and summary of accounting records;

k.	Prepare all statutory filings and actuarial certifications for submission by TLIC to the appropriate regulatory entity;

I.	Prepare initial drafts of financial statements and notes for TLIC’s SEC filings; provided however, Administrator shall not be responsible for final preparation, certification or filing of any of TLIC’s SEC filings or for any work necessary to comply with the requirements of Sarbanes- Oxley or other similar federal or state laws or regulations;

m.	Respond to agent and policyholder inquiries;

n.	Pay commissions reported on a monthly basis;

o.	Submit all of the insurance forms for approval to the appropriate state’s Department of Insurance; and

p.	Prepare the initial drafts of the Federal Form 1120L for TLIC and the Oklahoma state income and/or premium tax returns for submission by TLIC to appropriate regulatory authorities. Administrator shall not be responsible for the final preparation, certification or filing of any federal or state tax filings.
     4.3 TLIC shall retain responsibility for making certain that its agents are properly licensed and appointed.
5. Complaints and Litigation
     5.1 Each party will inform the other on a timely basis of and TLIC will respond to all insurance Department complaints, or complaints or inquiries from any other state, federal or local governmental agency, or other inquiries or notices (“Complaints”) regarding TLIC’s products. TLIC will forward to Administrator, in a timely manner, any Complaint so that Administrator can determine if it should respond to such Complaint. If appropriate, Administrator may forward a draft of its response to TLIC for review. Each party may respond on its own behalf, and will advise the other of its intent to do so.
     5.2 Administrator will inform TLIC immediately of any litigation relating to TLIC’s products of which Administrator becomes aware. TLIC will immediately inform Administrator of any litigation that names Administrator as a party. Administrator shall not be responsible or liable for any contractual dispute between TLIC, its insureds or its agents.
6. Performance of Administrative Services
     6.1 Administrator agrees to perform all functions contemplated by this Agreement in a timely and professional manner.
     6.2 Administrator will employ individuals with the necessary skills to perform the Administrative Services according to Paragraph 6.1. above, and/or contract with the appropriate consultants who have the necessary professional qualifications to perform in a like manner.
7. Records and Reports
     7.1 All original books, records, documents, accounts, and vouchers, or true copies of the same produced by Administrator pursuant to this Agreement, shall be located at the home or branch office of Administrator.
     7.2 All original copies of the items listed above, shall be available to TLIC upon request. All information or data in any computerized records held by Administrator concerning TLIC’s products or related transactions shall be available to TLIC upon request. Upon termination of this Agreement, Administrator shall provide any or all of this property to TLIC upon TLIC’s request at the home or branch office of Administrator. Administrator shall not dispose of these records without the prior consent of TLIC. Administrator shall comply with all applicable record retention statutes and regulations of the Commonwealth of Kentucky, the state of Oklahoma and any other applicable jurisdictions.
     7.3 To the extent either party requests copies of any information, readable copies of all such information contained in the records maintained hereunder shall be delivered to the other party’s home office, or at any other place mutually agreeable to the parties, within fifteen (15) days after written request is made for such records by an officer of either party. Either party will comply with all reasonable requests to produce readable copies in less than fifteen (15) days if either needs such copies to respond to threatened or actual litigation, complaints, examinations or regulatory inquiries from any state, federal, or local governmental agencies.
     7.4 In the event of the termination of this Agreement, Administrator’s records in the possession of Administrator and the use and control of those records shall remain the property of TLIC and shall be returned to TLIC or its representative at TLIC’s request.
     7.5 Section 7 shall survive the termination of this Agreement.
8. Compensation
As full and complete consideration for the services to be provided hereunder, the parties agree to accept the Pricing Agreement attached as Exhibit A which provides for an annual base fee paid to the administrator on a monthly basis and payment of pass through fees billed as indicated. The Pricing Agreement may be modified from time to time, as agreed upon by the parties. New Business Fees listed in Exhibit A, “Service Agreement Pricing,” will be negotiated for any new non-underwritten or limited underwritten products prior to being sold.
9. Confidentiality
     9.1 Administrator and TLIC acknowledge that certain information concerning the other’s business is confidential or trade secret information, and neither party shall permit the duplication, use, or disclosure of any such ‘confidential or trade secret information’ to any person (other than its own employees, agents, representatives, independent contractors or consultants who must have such information for the performance of obligations hereunder), unless such duplication, use, or disclosure is specifically authorized in writing by the other party. Provided, however, that Administrator and TLIC will be responsible for assuring that all such employees, agents, representatives, independent contractors, or consultants comply with section 9 of this Agreement. ‘Confidential or trade secret information’ includes, but is not limited to all records, marketing materials, forms, rates and any materials used by the parties under this Agreement that are not meant for public dissemination. ‘Confidential or trade secret information’ is not meant to include any information which, at the time of disclosure, is generally known to the public or the insurance industry.
     9.2 Both parties agree to comply with federal privacy notice requirements.
     9.3 Section 9 shall survive the termination of this Agreement.
10. Auditing Rights
     TLIC, at its own expense, shall have the right to conduct such audit activities as deemed appropriate by both parties including the right to audit the appropriate books and records of Administrator from time to time to verify the accuracy of the information supplied by Administrator to TLIC and to permit TLIC to fulfill its contractual obligations to insureds. If TLIC requests such audits, they will be performed during regular office hours in a manner least likely to disturb the day-to-day operation of Administrator. Administrator also recognizes the right of TLIC’s independent auditors and state insurance examiners to examine the books and records of Administrator that are applicable only to TLIC and will make reasonable efforts to allow them to do so.
11. Term and Termination
     The Effective Date of the Agreement is the 1st day of January, 2007, and this Agreement shall be effective for a period of five (5) years to and including December 31, 2011. This Agreement may be terminated at any time by either party providing prior written notice of termination to the other party at least 180 days before the effective date of termination. Provided, however, the Agreement may be terminated with respect to the services provided in Paragraph 4.2.1 by either party providing prior written notice to the other party at least 90 days before the effective date of termination.
12. Notice
     12.1 Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by hand delivery, by overnight carrier, by registered or certified mail or by facsimile transmission and shall be addressed as follows:
For TLIC:
Trinity Life Insurance Company
Attn: Scott Engebritson, President
7633 E. 63rd Place
Suite 230
Tulsa, Oklahoma 74133

For Administrator:
Investors Heritage Life Insurance Company
Attention: Harry Lee Waterfield II, President
Post Office Box 717
Frankfort, Kentucky 40602-0717
Notices sent by hand delivery shall be deemed effective on the date of hand delivery. Notices sent by overnight carrier shall be deemed effective on the next business day after being placed into the hands of the overnight carrier. Notices sent by registered or certified mail shall be deemed effective on the third business day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be effective on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed effective on the next business day.
13. Indemnification and Liability
     Each party shall indemnify and shall be liable to the other for any material claims and damages, and any associated costs and reasonable attorney fees, resulting from the negligent acts or omissions, intentional acts or omissions, or regulatory violations in disregard of usual and customary operating procedures of such parties by their employees, officers, common-law agents, independent contractors or consultants. TLIC shall indemnify and hold Administrator harmless from any and all claims from any of TLlC’s policyowners, insureds or beneficiaries, unless any such claim is the direct result of Administrator’s gross negligence or willful misconduct.
14. Assignment
     No right or obligation under this Agreement may be assigned by either party without the written consent of the other.
15. Governing Law
     The parties to this Agreement expressly and explicitly agree that this Agreement is entered into and approved in the Commonwealth of Kentucky, that the laws of Kentucky shall govern the rights and duties of the parties and the interpretation of this Agreement, and that the Commonwealth of Kentucky shall be the exclusive and proper forum in which to bring and litigate any action arising under this Agreement.

16. Waiver
     Any waiver by either party of any requirement hereunder shall be deemed to be a specific limited waiver and shall not be deemed to be a continuing waiver nor a waiver of any other requirement hereof.
17. Entire Contract and Amendments
     This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No amendment to or modification of this Agreement shall be valid unless set forth in a written instrument executed by authorized officers of both parties.
18. Arbitration
     18.1 Should any controversy arise between the parties which cannot be resolved in the normal course of business with respect to the interpretation of this Agreement for the performance of the respective obligations of the parties under this Agreement, the controversy shall be submitted to arbitration in accordance herewith.
     18.2 The Board of Arbitration shall consist of two Arbitrators and an Umpire, all of whom shall be active or retired executive officers of insurance or reinsurance companies having no direct or indirect financial interest in either party or its affiliates. The seat of this Board of Arbitration shall be Frankfort, Kentucky unless disputants agree otherwise in writing. One Arbitrator shall be chosen by Administrator and the other by the TLIC. The umpire shall be chosen by the two Arbitrators.
     18.3 Arbitration may be initiated by either party (the petitioner) demanding arbitration and naming its Arbitrator. The other party (the respondent) shall have thirty (30) days within which to designate its Arbitrator after receiving demand, in writing, from the petitioner. In case the respondent fails to designate its Arbitrator within the time stated above, the petitioner is expressly authorized and empowered to name the second Arbitrator; and respondent shall not be deemed to be aggrieved thereby. The Arbitrators shall designate an Umpire within thirty (30) days after both Arbitrators have been named. In the event the two Arbitrators do not agree within thirty (30) days on the selection of an Umpire, each of them shall immediately name three (3) names, of whom the other two shall decline two (2); and the decision shall be made by drawing lots. The three (3) arbitrators shall be referred to as the Board of Arbitration.
     18.4 Each party shall submit its case to the Board of Arbitration within forty five (45) days from the date of appointment of the Umpire, but this period of time may be extended by unanimous consent, in writing, of the members of the Board of Arbitration (the Board). The Board shall interpret this Agreement as an honorable engagement rather than as a legal obligation and shall make its award with a view to effecting the general purpose and intent of this Agreement in a reasonable manner, rather than in accordance with the literal interpretation of the Agreement. The Board shall be relieved from all judicial formalities and may abstain from following the strict rules of the law. The decision of the Board, or a majority of the Board, in writing, rendered at the earliest convenient date, shall be final and binding upon all parties.
     18.5 Administrator and TLIC shall each pay the fee of its own Arbitrator and one-half of the fee of the Umpire, and the remaining costs of the Arbitration shall be borne and paid by the party incurring the costs.
     In the event both Arbitrators are chosen by the petitioner, as provided in the third paragraph of this Section, Administrator and TLIC shall each pay one-half of the fees of both the Arbitrators and the Umpire; and the remaining cost of the Arbitration shall be borne and paid by the party incurring the cost.
     18.6 This Article shall survive cancellation of this Agreement.
19. Authorization
     TLIC agrees to grant binding authorization for certain officers of Administrator, as set forth on Exhibit C, to sign any and all necessary documents relating to the performance of services set forth in Section 4. These documents include, but are not limited to, underwriting reports, actuarial reports, account commission agreements, override commission agreements, master policies, amendments, letters and checks.
20. Construction
     To the extent that this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner not inconsistent with such law or regulation. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

21. Effective Date
     The effective date of this Agreement shall be the 1st day of February, 2007.
TRINITY LIFE INSURANCE COMPANY (“TLIC”)

By: /s/ Gregg Zahn	By: /s/ James C. Smith
Title: Sr. V. P. Marketing	Title: Secretary and Treasurer
Date: 1/11/07	Date: 1/11/07
INVESTORS HERITAGE LIFE INSURANCE COMPANY (“ADMINISTRATOR”)

By: /s/ Harry Lee Waterfield	By: /s/ Jane S. Jackson
Title: President	Title: Secretary
Date: 1/11/07	Date: 1/11/07

EXHIBIT A
SERVICE AGREEMENT PRICING
Trinity Life Insurance Company
Service Agreement Pricing
Pricing Structure
Our pricing structure is established so that there are no required start-up costs. Our fees are established based on the greater of an annual minimum fee, billed and collected on a monthly basis, or monthly per policy administration and new business fees. The annual minimum fees are as follows:

Annual Base Fee
Year 1	$120,000
Year 2	132,500
Year 3	145,000
Year 4	155,000
Year 5	165,000
The Policy Administration annual fees, on a per policy basis, along with new business underwriting fees per application received are as follows:

Policy Administration Annual Fees:
Premium paying traditional life (with traditional riders except annuity)	$19.20
Flexible premium deferred annuity rider	3.00
Traditional paid-up, RPU, and ETI	14.40
Terminated policies	1.20

New Business Fees (per application, depending upon underwriting required)	$40.00 – 75.00

Excludes pass through fees outlined below
In addition to the annual base fee, the fees for preparation of base financial information for filing with the SEC, which are subject to the same scope limitations on accounting services as discussed above, are outlined as follows:
SEC Form 10-Q draft preparation —   $7,500  per quarterly filing
SEC Form 1Q-K draft preparation — $15,000 per annual filing
Other pass through fees, which are billed and collected as needed and/or as incurred, are as follows:
▪	Product development costs

▪	Product filing fees

▪	Underwriting reports (APS, MIB, MVR, Focus, etc.) and associated software costs, if any

▪	Postage

▪	Printing costs

▪	Travel and lodging

▪	Non-company audits

▪	Software costs for NAIC filings and tax return preparation
Any other fees relative to new product types or additional accounting, actuarial or administration requirements currently outside the scope of this proposal, including additional work necessary to satisfy Sarbanes-Oxley and other such regulatory requirements, will be negotiated with the Company prior to providing such services.
Initial Term
As stated above, the initial term of this agreement shall be for five years.

EXHIBIT B
Report(s) Covered by this Agreement
1. A Monthly Summary Settlement Report
2. List of Resisted Claims
3. Annual list of Pending Litigation (from Page 3)
4. Annual 1099 Reporting
5. Monthly Commission Reports
6. Statutory Statements
7. Initial Drafts of Financial Statements and Notes for SEC filings

EXHIBIT C
     Officers of Administrator Authorized to Sign on Behalf of TLIC
Harry Lee Waterfield, II
Chairman of the Board;
President and Chief Executive Officer
Robert M. Hardy, Jr.
Vice President and General Counsel
Raymond L. Carr
Chief Financial Officer
Vice President, Administrative Operations
Larry Johnson
Assistant Vice President, Administrative Operations
Julie Hunsinger
Vice President and Chief Actuary
Jimmy Mclver
Treasurer